Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-70992, 333-72852, 333-76064, 333-106945, and 333-110602 of The Nasdaq Stock Market, Inc. on Form S-8 of our report dated November 16, 2004, relating to the consolidated financial statements of Toll Associates LLC as of and for the year ended December 31, 2003, appearing in the Current Report on Form 8-K/A of The Nasdaq Stock Market, Inc. filed on November 22, 2004.

/s/ Deloitte & Touche LLP

New York, New York
November 19, 2004